[Letterhead of XRoads Solutions Group, LLC]

May 15, 2009

ClearPoint Business Resources, Inc.
1600 Manor Drive, Suite 110
Chalfont, PA 18914
Attn: Michael Traina, Chairman and CEO

RE:           Amendment #1 to XRoads Letter Agreement dated January 12, 2009

Dear Mr. Traina:

This Amendment #1 shall amend that certain engagement letter agreement dated January 12, 2009 (the “Agreement”) by and between ClearPoint Business Resources, Inc., ClearPoint Resources, Inc. and certain subsidiaries and affiliates thereof (collectively, the “Company” or “Client”) and XRoads Solutions Group, LLC (“XRoads”). This Amendment #1 is effective as of May 14, 2009.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, XRoads and the Company hereby agree that the Agreement shall be amended as follows:

1.	Section 3 of the Agreement entitled “Term of Engagement”, is hereby amended to add the following language thereto:

“The Company hereby extends the Term of this Engagement such that the Term shall run from May 14, 2009 to August 13, 2009. The Interim COO Fees and EBITDA Fees for such extension terms shall be as follows:

Extension Term	Interim COO Fee / EBITDA Fee
May 14, 2009 to August 13, 2009	$45,000 per 30 day period / 10%

2.	The third sentence of Section 2.d. of the Agreement entitled is hereby deleted and replaced by the sentence below, and the additional language below is hereby added to Section 2.d. :

“XRoads agrees that the Company will not be charged for the travel costs to and from the Company’s corporate offices in excess of $6,500 during the term of this Agreement. The Company acknowledges that the Interim COO is authorized to use the services of the Company’s travel agent for travel associated with this Engagement, and that the Company will review and be solely responsible for paying the invoices for Company issued credit card invoices, which invoices may include some of the Interim COO’s travel expenses associated with this Engagement.”

/s/ MT  Initial
/s/ BD   Here

ClearPoint Business Resources, Inc.
May 15, 2009

3.
Section 2(f) 1. is hereby amended to expand the definition of Stakeholders to include financing originated by Company’s management, board of directors, equity holders, debt holders and warrantholders and consummated without the use, assistance or involvement whatsoever of a third party advisor, including without limitation, XRoads or Brian Delle Donne.

4.	The section entitled “Agreement Not to Employ” in the Additional Terms and Conditions of the Agreement is hereby amended to add the following language thereto

“Notwithstanding the preceding provisions of this section, in the event the Company hires Mr. Delle Donne, the liquidated damages fee payable to XRoads shall be $250,000 payable as follows:

•	$100,000 in cash due on Mr. Delle Donne’s hire date

•
A warrant grant to purchase up to $100,000 worth of the Company’s common stock with a strike price equal to the Company’s closing price on the day Mr. Delle Donne begins his employment with the Company, and which option shall be exercisable for a period of 3 years from the date of hire; and

•
A promissory note in the principle amount of $50,000 bearing interest at 8%, and payable in 4 quarterly installments at the end of each of the first four calendar quarters following Mr. Delle Donne’s start of employment with the Company, provided Mr. Delle Donne was employed by the Company for the preceding calendar quarter for which payment is due. Mr. Delle Donne must be employed on the last day of the quarter for payment to be due.

5.
Entire Agreement/Conflicts:  This Amendment #1 incorporates by reference all of the terms and conditions contained in the Agreement, which shall remain unchanged and in full force and effect, except as amended by this Amendment #1. In the event of any conflict between the terms of the Agreement and the terms of this Amendment #1, the terms of this Amendment #1 will be deemed to have superseded those of the Agreement and exclusively will govern the matter in question.

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/s/ MT  Initial
/s/ BD   Here

ClearPoint Business Resources, Inc.
May 15, 2009

If you agree to the terms and conditions set forth above, please indicate your acceptance and approval by signing this letter in the space provided below and on the duplicate copy enclosed. Please return one fully executed original to the undersigned for our files.

XRoads looks forward to serving you in this important matter.

Very truly yours, XRoads Solutions Group, LLC /s/ Brian Delle Donne For Dennis I. Simon Managing Principal

AGREED AND ACCEPTED:

ClearPoint Business Resources, Inc.
By: /s/ Michael Traina	Date:	5/18/2009
Name: Michael Traina Title: CEO and CFO

ClearPoint Resources, Inc.
By: /s/ Michael Traina	Date:	5/18/2009
Name: Michael Traina Title: CEO